Exhibit 8.1

Principal Subsidiaries of the Registrant

Principal Subsidiaries	Place of Incorporation

Kang Fu International Medical Co., Limited	Hong Kong

Yangzhou Huada Medical Device Co., Ltd.	P.R. C.

Jiangsu Yada Technology Group Co., Ltd.	P.R.C.

Jiangsu Huadong Medical Device Industrial Co., Ltd. (“JH”)	P.R.C.

Hainan Ruiying Technology Co., Ltd. (51% owned by JH)	P.R.C.

Hainan Guoxie Technology Group Co., Ltd. (45% owned by JH)	P.R.C.

Jiangsu Zhongxiangxin International Science and Technology Innovation Park Co., Ltd. (indirect subsidiary; 25% owned by JH)	P.R.C.